Exhibit 10.12

Confidential

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 4, 2021 (the “Agreement Date”), by and between Frontier Communications Parent, Inc., a Delaware corporation (the “Company”), and Charlon McIntosh (the “Executive”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 22.

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions for the Executive’s employment with the Company as Executive Vice President, Chief Customer Operations Officer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Term.  The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, commencing as of October 4, 2021 (the “Start Date”).  The period of time between the Start Date and the termination of the Executive’s employment hereunder is referred to herein as the “Term.”  Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from all positions with the Company and all of its subsidiaries, unless otherwise agreed to by the parties in writing.

2.       Position and Duties.

(a)       During the Term, the Executive shall serve as Executive Vice President, Chief Customer Operations Officer of the Company.  The Executive shall report to the Company’s Chief Executive Officer.  In Executive’s capacity as Chief Customer Operations Officer, the Executive shall have the duties, authorities and responsibilities as are commensurate with the duties, authorities and responsibilities of persons serving in a similar capacity at comparable companies or that the Chief Executive Officer and/or the Board of Directors (the “Board”) may designate from time to time that are consistent with the Executive’s position.  It is expected that the Executive will work from the Company’s office locations located in Dallas, TX.

(b)       The Executive shall devote substantially all of the Executive’s business time and efforts to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company.  In connection with the foregoing, the Executive will resign from all boards of directors or other positions on which she serves at any other for-profit entities as of the Start Date, provided that the Executive shall be entitled to serve on civic, charitable, educational, religious, public interest or public service boards and manage the Executive’s personal and family investments to the extent such activities do not materially interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities hereunder.

3.       Compensation and Benefits following the Start Date.

(a)       Base Salary.   During the Term, the Company shall pay to the Executive a base salary at an annual rate of not less than $600,000, in substantially equal installments in accordance with the regular payroll practices of the Company, but not less frequently than bimonthly.  The Executive’s base salary shall be subject to annual review by the Board or the Committee of the Board (the “Committee”), and may be increased, but not decreased, from time to time by the Board or the Committee.  The base salary as determined herein and increased (if applicable) from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b)       Annual Bonus.   With respect to each calendar year during the Term, the Executive will be eligible to earn a bonus with a target annual bonus opportunity equal to 100% of Base Salary (“Target Annual Bonus”) (with a maximum annual bonus opportunity equal to 130% of Base Salary), with the amount earned to be based on achievement of the financial and/or individual performance goals and factors as determined by the Board or the Committee that are generally consistent with the program for other senior executives of the Company (the “Annual Bonus”).  Any Annual Bonus with respect to the calendar year in which the Start Date occurs will be subject to proration for time served with the Company during such calendar year.  Any Annual Bonus shall be payable at the same time or time(s) that annual bonuses are paid to senior executives of the Company generally, but in no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates.

(c)       Long-Term Incentive Compensation.

(i)During the Term, the Executive will be eligible to participate in the Company’s 2021 management incentive plan or other long-term equity compensation program of the Company (the “MIP”).  As an inducement to the Executive commencing employment with the Company, the Executive will be eligible to receive an initial long-term award having a target value equal to $3,900,000, intended to be granted in respect of a three-year period (the “Initial Equity Grant”). 2/3rd of the Initial Equity Grant will be performance-based restricted stock units (the “PSUs”) and 1/3rd of such Initial Equity Grant will be time-based restricted stock units (the “RSUs”).  The PSUs will have a three-year performance period, with the applicable performance goals determined by the Board or Committee, and will be generally consistent with the goals established for other senior executives of the Company who receive similar awards under the MIP.  The RSUs will vest in equal annual installments over a three-year period beginning on the Start Date and each applicable anniversary thereof.  The RSUs will be subject to the terms set forth in the award agreement attached hereto as Exhibit [C] (the “RSU Award Agreement”) and the PSUs will be subject to the terms set forth in the award agreement attached hereto as Exhibit [D] (the “PSU Award Agreement”), and subject to approval by the Committee, which approval shall be sought promptly following the Start Date.  It is currently expected that, commencing with calendar year 2024, the Executive will be eligible to receive an annual long-term award during the Term having a target value equal to $1,300,000, on terms and conditions to be determined by the Board or Committee at the time such award(s) are made and taking into account the Company’s grant practices at such time.

(d)       Sign-On Equity Grant; Sign-On Bonus.   In addition to the Initial Equity Grant, during the Term but as soon as reasonably practicable after the Start Date, the Board or Committee will grant to Executive a one-time award of restricted stock units having a target grant date value of $200,000, subject to the terms and conditions set forth in the award agreement attached hereto as Exhibit [E] (the “Sign-On Award Agreement”), and subject to the terms of the

MIP (such one-time award, the “Sign-On Grant”).  If the Executive resigns without Good Reason or is terminated by the Company for Cause prior to the one-year anniversary of the Start Date, then the entire portion of the Sign-On Grant (whether vested or unvested) will be immediately cancelled and forfeited.  In addition, the Executive will receive a cash sign-on bonus equal to $300,000 (the “Sign-on Bonus”), to be paid within 30 days following the Start Date.  If the Executive’s employment with the Company is terminated prior to the first anniversary of the Start Date by the Company for Cause or by the Executive without Good Reason, then the Executive shall promptly (and in any event, within 30 business days following such termination) repay the After-Tax Value to the Company.  For the avoidance of doubt, if the Executive’s employment with the Company is terminated for any other reason, the Executive shall not be obligated to repay any portion of the Sign-on Bonus and the Sign-On Grant shall be deemed fully vested as of the date of termination.

(e)       Benefit Plans.   During the Term, the Executive shall be entitled to participate in any employee benefit plans and programs that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives (or employees generally, if senior executives are eligible to participate in such plan).  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(f)       Paid Time Off.   During the Term, the Executive shall be entitled to four weeks of paid time off per calendar year (prorated for any partial years of employment), in accordance with the Company’s policy on accrual and use as in effect from time to time.  Paid time off may be taken at such times and intervals as the Executive reasonably determines, subject to the Company’s business needs.

(g)       Business Expenses.  During the Term, the Executive will be authorized to incur reasonable business expenses in carrying out the Executive’s duties and responsibilities to the Company.  The Executive shall be promptly reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term, subject to and in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(h)       Relocation.   Subject to the occurrence of the Start Date, the Executive will be eligible for the relocation benefits described in the offer letter executed by the Executive and the Company on August 28, 2021 (the “Offer Letter”).

4.       Termination of Employment; Severance following Start Date.

(a)       General.   The Executive’s employment and the Term shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company due to the Executive’s Disability (iii) a termination by the Company with or without Cause and (iv) a termination by the Executive with or without Good Reason (the date of such termination, as applicable, the “Termination Date”).

(b)       Termination Due to the Executive’s Death or Disability.   The Executive’s employment and the Term shall terminate automatically upon the Executive’s death.  The Company may terminate the Executive’s employment and the Term immediately upon the occurrence of the Executive’s Disability, with such termination to be effective upon the

Executive’s receipt of written notice of such termination.  Upon a termination of the Executive’s employment and the Term due to the Executive’s death or Disability, in each case during the Term, the Executive’s estate or the Executive, as applicable, shall be entitled to the following:

(i)payment of any earned but unpaid Base Salary and any accrued but unused paid time off (if any), in each case, through the Termination Date, to be paid no later than 60 days following the Termination Date (or such earlier date as may be required by applicable law);

(ii)reimbursement for any unreimbursed business expenses incurred through the Termination Date, in accordance with Section 3(g);

(iii)all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance therewith;

(iv)any accrued but unpaid Annual Bonus due with respect to any calendar year preceding the calendar year in which the Termination Date occurs, which amount shall be paid in accordance with Section 3(b), to be paid by the deadline set forth in the last sentence of Section 3(b) (collectively, clauses (i) through (iv), the “Accrued Benefits”); and

(v)a pro rata portion of any Annual Bonus payable in respect of the calendar year in which the Termination Date occurs, determined by multiplying (A) the actual amount of such Annual Bonus that the Executive would have received had the Executive’s employment not so terminated (disregarding any individual performance factors and proportionately increasing the weighting of any Company performance metrics, if applicable), by (B) a fraction, the numerator of which is the number of days during the applicable calendar year that the Executive was employed with the Company, and the denominator of which is the total number of calendar days during the applicable calendar year, which pro rata portion shall be paid at the time annual bonuses are paid to senior executives of the Company generally for such calendar year, as set forth in Section 3(b) (the “Pro Rata Annual Bonus”); and

(vi)the Sign-On Grant will be treated in accordance with the terms of the Sign-On Award Agreement, the RSUs will be treated in accordance with the terms of the RSU Award Agreement and the PSUs will be treated in accordance with the terms of the PSU Award Agreement.  Following a termination of the Executive’s employment due to death or Disability, except as set forth in this Section 4(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)       Termination by the Company for Cause.   The Company may terminate the Executive’s employment at any time for Cause, effective upon delivery to the Executive of written notice of such termination.  If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Benefits (but excluding any amount provided for under Section 4(b)(iv)).  Following the termination of the Executive’s employment by the Company for Cause, except as set forth in this Section 4(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)       Termination by the Company without Cause; Termination by the Executive for Good Reason.   The Company may terminate the Executive’s employment without Cause with 30 days’ prior written notice, effective upon the date specified in such notice.  The Executive may terminate the Executive’s employment for Good Reason by providing the Company written notice in the manner set forth below.  In the event that during the Term the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), or by the Executive for Good Reason, in each case, following the Start Date, and, in each case, subject to Section 4(g) (other than with respect to any Accrued Benefits or the Sign-On Grant, which are not subject to Section 4(g)), the Executive shall be entitled to:

(i)the Accrued Benefits (to be paid within 10 days following the Termination Date);

(ii)an amount in cash equal to the sum of the Executive’s Base Salary (without giving effect to any reduction or series of reductions giving rise to Good Reason), payable in substantially equal monthly installments over the 12-month period following the Termination Date; provided,  however, that the first such payment shall not be made until the first payroll date following the date on which the Release (as defined below) becomes non-revocable pursuant to Section 4(g) and such first payment shall include any amounts that would otherwise have been payable between the Termination Date and the date of such first payment; and provided,  further, that if the period that the Executive has to consider and revoke the Release pursuant to Section 4(g) commences in one calendar year and ends in a subsequent calendar year, then the first such payment shall not be made until the second calendar year;

(iii)the Pro Rata Annual Bonus;

(iv)subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law) that covers the Executive (and the Executive’s eligible dependents) for a period of 12 months following the Termination Date at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 4(d)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), provided that (if doing so would not result in such an excise tax), the Executive will be provided with a lump sum cash benefit on the same payment schedule should such benefit be reduced as a result of this proviso; and provided,  further, that if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company under this Section 4(d)(iv) shall immediately cease;

(v)the RSUs will be treated in accordance with the terms of the RSU Award Agreement and the PSUs will be treated in accordance with the terms of the PSU Award Agreement (the payments described in clauses (ii) through (v), collectively, the “Severance Benefits”); and

(vi)the Sign-On Grant will be treated in accordance with the terms of the Sign-On Award Agreement.

Payments and benefits provided in this Section 4(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.  Following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, except as set forth in this Section 4(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)       Termination by the Company without Cause; Termination by the Executive for Good Reason during the CIC Protection Period.   The Company may terminate the Executive’s employment without Cause with 30 days’ prior written notice, effective upon the date specified in such notice.  The Executive may terminate the Executive’s employment for Good Reason by providing the Company written notice in the manner set forth below.  In the event that during the Term the Executive’s employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in each such case, during the CIC Protection Period (as defined below) (each, a “CIC Qualifying Termination”), and, in each case, subject to Section 4(g) (other than with respect to any Accrued Benefits, which are not subject to Section 4(g)), the Executive shall be entitled to all payments and benefits to which he would otherwise be entitled under Section 4(d) above at the time specified in Section 4(d) above, except that the severance amount set forth in Section 4(d)(ii) will be equal to one-times the sum of Base Salary (or, if greater, at the time immediately prior to the material decrease in the Base Salary that constitutes Good Reason) and the Target Annual Bonus, and (ii) if the CIC is a “change in control event” as defined in Section 409A of the Internal Revenue Code, the amount described in Section 4(d)(ii) shall be payable in a lump sum within 60 days following the Termination Date.  The “CIC Protection Period” means the period ending 24 months after a Change in Control.

Payments and benefits provided in this Section 4(e) (including by reference to Section 4(d)) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.  Following the termination of the Executive’s employment by the Company without Cause (other than death or Disability) or by the Executive for Good Reason, in each case, during the CIC Protection Period, except as set forth in this Section 4(e), the Executive will not be entitled to any other compensation and benefits and, for the avoidance of doubt, there shall be no duplication of benefits as between Section 4(d) and Section 4(e).

(f)       Termination by the Executive without Good Reason.   The Executive may terminate the Executive’s employment without Good Reason by providing 30 days’ prior written notice to the Company.  The Company may, in its sole discretion, make the Termination Date effective earlier than specified in any notice date, so long as, during any waived portion of the notice period, the Company continues to (i) pay to the Executive the Base Salary and (ii) provide to the Executive the existing benefits in accordance with the terms of the applicable plans.  Upon the Executive’s voluntary termination of employment pursuant to this Section 4(f), the Executive shall be entitled only to the Accrued Benefits.  Following any such termination of the Executive’s employment, except as set forth in this Section 4(f)), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)       Release of Claims; Continued Compliance.  Notwithstanding any provision herein to the contrary, the payment and provision of the Severance Benefits (other than the Accrued Benefits) under Section 4(d) or Section 4(e) shall be conditioned upon the Executive’s execution, delivery to the Company, and non-revocation of a general release of claims in the form attached as Exhibit A (other than any changes thereto attributable to changes in applicable law) (the “Release”) (and the expiration of any revocation period contained in such Release) within 52 days following the Termination Date.  If the Executive fails to execute the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such 52-day period, or timely revokes the Executive’s such release following its execution, the Executive shall not be entitled to any of the Severance Benefits.  During such time that the Executive is receiving Severance Benefits pursuant to Section 4(d) or Section 4(e), if the Executive materially breaches any restrictive covenant set forth in Section 5 (and such breach is not cured, to the extent susceptible of cure (as determined in the Board’s good faith discretion), within 30 days following the Company’s written notice thereof to the Executive), the Executive’s right to receive or retain the Severance Benefits shall immediately cease and be forfeited.

(h)       No Offset.   In the event of termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment the Executive may obtain.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or any other member of the Company Group may have against the Executive for any reason.

5.       Restrictive Covenants.   The Company and the Executive acknowledge and agree that during the Executive’s employment/service with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company Group.  The Executive further acknowledges that: (i) the Executive will perform services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group; (ii) the Executive will have access to Confidential Information that, if disclosed, would unfairly and inappropriately assist in competition against the Company Group; (iii) in the course of the Executive’s employment by, or other service with, a competitor, the Executive could use or disclose such Confidential Information; (iv) members of the Company Group have substantial relationships with their customers, and the Executive will have access to these customers; (v) the Executive will receive specialized training from the Company and other members of the Company Group; and (vi) the Executive will generate goodwill for the Company and other members of the Company Group in the course of the Executive’s employment/service.  Accordingly, the Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company Group against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company Group:

(a)       Confidentiality.  At all times during the Executive’s service with the Company and thereafter, the Executive will not, directly or indirectly, use, make available, sell, copy, disseminate, transfer, communicate or otherwise disclose any Confidential Information, other than as authorized in writing by the Company or within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive.  Anything herein to the contrary notwithstanding, the provisions of this Section 5(a) shall not apply to information that: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)       Materials.  The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company.  The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any other member of the Company Group at any time promptly following the request of the Company.  The Executive agrees to identify and return to the Company (or destroy) any copies of any Confidential Information after the Executive ceases to be employed by the Company.  Anything to the contrary notwithstanding, nothing in this Section 5 shall prevent the Executive from retaining a laptop (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and contact lists, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.

(c)       Noncompetition; Nonsolicitation.

(i)During the Restricted Period, the Executive shall not, directly or indirectly, associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided,  however, that the Executive may (A) own, as a passive investor, securities of any such entity that has outstanding publicly traded securities, so long as the Executive’s direct or indirect holdings in any such entity shall not in the aggregate constitute more than 2% of the voting power of such entity, and (B) provide services to a portfolio company of a financial sponsor that does not constitute a Competitive Enterprise, irrespective of whether such financial sponsor owns other portfolio companies that do constitute Competitive Enterprises, so long as the Executive does not engage in or assist in the activities of any such portfolio company that is a Competitive Enterprise.  The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company Group, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force, and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(ii)During the Restricted Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed or engaged by any member of the Company Group (or who was so employed or engaged within 12 months immediately preceding the Termination Date) to terminate or refrain from continuing such employment or engagement or to become employed by or enter into contractual relations with any other individual or entity other than a member of the Company Group, and the Executive shall not hire, directly or indirectly, on the Executive’s behalf or on behalf of any other person, as an employee, consultant or otherwise, any such person; provided,  however, that the Executive will not be in breach of this Section 5(c)(ii) for (A) general solicitations not targeted at employees engaged with the Company Group and (B) responding to an unsolicited request to serve as a business reference for a former employee of the Company Group to the extent the Executive does not encourage the former employee to become employed by a person or entity that employs the Executive or with which the Executive is otherwise associated.

(d)       Mutual Nondisparagement.   The Executive agrees not to, at any time, disparage any member of the Company Group or any officer, director, or significant stakeholder of any member of the Company Group, other than in the good faith performance of the Executive’s duties to the Company while the Executive is providing services to the Company.  Following the Executive’s termination of employment, the Company shall not make any public statement disparaging the Executive and shall instruct the members of the Board and officers of the Company as of the Termination Date to refrain from disparaging the Executive.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)       Inventions.

(i)The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company, or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, in any such case, during the Term shall belong exclusively to the

Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them promptly following the termination of the Term, or promptly following the Company’s earlier written request.  The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company.  The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(ii)In addition, the Inventions will be deemed “works made for hire,” as such term is defined under the copyright laws of the United States (“Work for Hire”), on behalf of the Company, and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights.  The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii)18 U.S.C. § 1833(b) provides:  “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f)       Conflicting Obligations and Rights.   The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf.  The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.  By signing this Agreement, the Executive is representing that she is not subject to any contractual or other obligations relating to her previous employment that would prevent, limit or impair her ability to commence employment with the Company, and that such representation is a material aspect of this Agreement.

(g)       Reasonableness of Restrictive Covenants.  In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 5.   The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and the other members of the Company Group and their Confidential Information, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints.  The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and the other members of the Company Group, and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5.  It is also agreed that each member of the Company Group will have the right to enforce all of the Executive’s obligations to any other member of the Company Group under this Agreement, including without limitation pursuant to this Section 5.

(h)       Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)       Enforcement; Tolling.   The Executive acknowledges that in the event of any breach or threatened breach of this Section 5, the business interests of the Company and the other members of the Company Group will be irreparably injured, the full extent of the damages to the Company and the other members of the Company Group will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the other members of the Company Group, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives.  The Executive understands that the Board may, in its discretion, waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement.  The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.  In the event of any violation of the provisions of Section 5(c), the Executive acknowledges and agrees that the Restricted Period shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the Restricted Period shall be tolled during any period of such violation.

6.       Cooperation.   Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that, while employed by the Company and for a period of 24 months thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment or service with the Company, and will, subject to her reasonable availability in light of other business and personal matters, provide reasonable assistance to the Company, other members of the Company Group and their respective representatives, in defense of any claims that may be made against the Company or any other member of the Company Group, and will assist the Company and other members of the Company Group in the prosecution of any claims that may be made by the Company or any other member of the Company Group, to the extent that such claims are based on facts occurring during the Executive’s employment with the Company (collectively, the “Claims”).  During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any other member of the Company Group without giving prior written notice to the Company or the Company’s counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 6.   The Company shall cooperate with the Executive on the timing and location of the Executive’s cooperation and use its good faith efforts to limit any travel or interference with the Executive’s other professional commitments.  In addition, following the Executive’s termination of employment, to the extent the Executive is not receiving any severance payments, the Executive shall be compensated for the time spent for such cooperation at an hourly rate based on no less than the Executive’s Base Salary at the rate in effect as of the Termination Date.

7.       Indemnification.   During the Term and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and legal expenses) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, and to promptly advance to the Executive or the Executive’s heirs or representatives such fees and expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company.  During the Term and at all times thereafter during which the Executive may be subject to claims in respect of her service to the Company Group, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other directors and executive officers.  If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification.  The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense.  To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten business days after notification thereof), which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense.  This Section 7 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.  In addition, effective as of the Start Date, the Company and the Executive will enter into an indemnification agreement in the form attached as Exhibit B.

8.       Whistleblower Protection; Protected Activity.

(a)       Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

(b)       The Executive hereby acknowledges and agrees that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean (i) filing a charge, complaint or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”), or (ii) any rights the Executive may have under Section 7 of the National Labor Relations Act or equivalent state law to engage in concerted protected activity or to discuss the terms of employment or working conditions with or on behalf of coworkers, or to bring such issues to the attention of the Board at any time.  The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company.  Notwithstanding the foregoing, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the relevant Government Agencies.  The Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

9.       Notices.   All notices, demands, requests or other communications, which may be or are required to be given or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by email addressed as follows:

(i)If to the Company:

Frontier Communications Parent, Inc.
401 Merritt 7
Norwalk, Connecticut 06851
Attention: Chief Executive Officer

(ii)If to the Executive:

Address and personal email address last shown on the Company’s books and records

Each party may designate by notice in writing a new address or email address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of e-mail transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.       Severability.   The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.  If any term or provision of this Agreement is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

11.       Survival.   It is the express intention and agreement of the parties hereto that the provisions of Sections 5 through 21 shall survive the termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement subject to the terms and conditions set forth herein.

12.       No Assignments.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (b) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation.  The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13.       Binding Effect.   Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

14.       Amendments; Modifications; Waivers.   No provision of this Agreement may be amended, modified, waived or discharged, unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated by the Board.  For purposes of this Section 14, a “writing” shall not include facsimile or e-mail.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time unless such waiver specifically states that it is to be construed as a continuing waiver.

15.       Section Headings; Inconsistency.   Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control, unless otherwise expressly provided.

16.       Governing Law.   This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

17.       Dispute Resolution.  Except for the rights to seek specific performance provided in Section 5, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by the Executive relating to the Executive’s employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Such arbitration process shall take place in Connecticut (or such other U.S. state as may be mutually agreed to by both the Company and the Executive).  A court of competent jurisdiction may enter judgment upon the arbitrator’s award.  All costs and expenses of arbitration (other than fees and disbursements of counsel) shall be borne by the Company.  Fees and disbursements of counsel shall be borne by the respective party incurring such costs and expenses.

18.       Entire Agreement; Advice of Counsel.   This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein, and supersedes and replaces all other agreements related to the subject matter hereof, including the Offer Letter; provided, that, notwithstanding the foregoing, the Offer Letter shall govern the Executive’s relocation benefits described in Section 3(h) of this Agreement.  The Executive acknowledges that, in connection with the Executive’s entry into this Agreement, the Executive had the opportunity to be advised by an attorney of the Executive’s choice on the terms and conditions of this Agreement, including, without limitation, on the application of Code Section 409A on the payments and benefits payable or to be paid to the Executive hereunder.

19.       Counterparts.   This Agreement may be executed (including by e-mail with scan attachment) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.       Withholding.   The Company shall withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, and all payments under this Agreement shall be in amounts net of any such deductions or withholdings; provided that Section 3(c)(ii)(3) shall apply with respect to any RSUs, PSUs or similar awards granted to the Executive by the Company.

21.       Code Sections 409A and 280G.

(a)       Section 409A.

(i)General.   The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.

(ii)Separation from Service.   A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(a)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)Reimbursements and In-Kind Benefits.   To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)Installment Payments.   For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)No Offset.   Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(b)       Section 280G.

(i)If any payment or benefit the Executive will or may receive from the Company or any of its Affiliates under this Agreement or otherwise (a “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section

280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), and (y) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then each such 280G Payment (collectively, the “Payments”) shall be reduced to the extent necessary for the Payments to equal, in the aggregate, the Reduced Amount.  The “Reduced Amount” shall be either (1) the largest portion of the Payments that would result in no Excise Tax on the Payments (after reduction), or (2) the total Payments, whichever amount (i.e., the amount determined by clause (1) or by clause (2)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  If a reduction in the Payments is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(ii)Notwithstanding any provision of Section 21(b)(i) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would cause any portion of the Payments to be subject to taxes pursuant to Section 409A, and any state law of similar effect that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Code Section 409A as follows: (x) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (y) as a second priority, Payments that are contingent on future events shall be reduced (or eliminated) before Payments that are not contingent on future events; and (z) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(iii)The Company shall appoint a nationally recognized accounting firm, law firm or consultancy to make the determinations required by this Section 21(b) and shall, to the extent consistent with Section 280G of the Code, all reductions to the value of payments that might otherwise qualify as a “parachute payments” under such Section (including the value of noncompetition restrictions and reasonable compensation for pre and post-change in control services).  The Company shall bear all expenses with respect to the determinations by such accounting firm, law firm or consultancy required to be made hereunder.

22.       Definitions.

“Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“After-Tax Value” means the aggregate amount of the Sign-on Bonus net of all taxes the Executive is required to pay in respect thereof and determined taking into account any tax benefits that are available to the Executive in respect of such repayment.  The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding.

“Cause” means (a) the Executive’s willful and continued failure (other than as a result of physical or mental illness or injury) to perform the Executive’s material duties to the Company Group (it being understood that actions taken by Executive in good faith and in furtherance of the best interests of the Company will not be deemed to be willful for this purpose), which continues beyond 10 business days after a written demand for substantial performance is delivered to the Executive by the Board (which demand shall identify and describe such failure with sufficient specificity to allow the Executive to respond); (b) willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, which is not cured within 10 business days after written notice of the conduct is delivered to the Executive by the Company (which notice shall identify and describe such conduct with sufficient specificity to allow the Executive to respond); (c) conviction of, or a plea of guilty or nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving moral turpitude; (d) a material violation of the Company’s code of conduct (which shall have been provided to the Executive), subject to reasonable notice and opportunity (and, in any event, at least 10 business days from when written notice of the violation is delivered to the Executive by the Company (which notice shall identify and describe such violation with sufficient specificity to allow the Executive to respond)) to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Board); or (e) the Executive’s material breach of this Agreement or any other material agreement with the Company, which is not cured within 10 business days after written notice of the breach is delivered to the Executive by the Company (which notice shall identify and describe such breach with sufficient specificity to allow the Executive to respond).

“Change in Control” shall have the meaning set forth in the MIP.

“Company Group” means the Company and each of its Subsidiaries.

“Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the primary business of the Company Group in the United States of America.

“Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other nonpublic, proprietary, and confidential information of the Company Group.  Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to the Executive’s commencement of service with the Company, shall not be considered Confidential Information.

“Disability” means becoming eligible for long-term disability payments under the Company’s Long-Term Disability program.

“Good Reason” means, following the Start Date, and unless otherwise consented to in writing by the Executive, (a) a material diminution in the Executive’s Base Salary or target Annual Bonus opportunity (other than an across-the-board reduction of not more than 10% that impacts all similarly situated senior executives of the Company equally); (b) any material diminution in the Executive’s position, authority or responsibilities set forth herein; (c) the Company’s material breach of this Agreement or any other material agreement with the Executive; or (d) upon a Change in Control, a successor to the Company failing to expressly assume this Agreement.  Notwithstanding the foregoing, a resignation will only qualify as being for “Good Reason” if, within 60 days following the initial existence of a condition listed above (or, if later, the time at which the Executive knew or reasonably should have known of its existence), the Executive provides notice to the Company of the existence of a supposedly qualifying condition and the related circumstances that cause it to qualify, and within 30 days after such notice, the Company does not remedy the condition and, within 60 days following the Company’s failure to remedy the condition, the Executive actually resigns from employment with the Company.

“Restricted Period” means the period commencing on the Start Date and ending 12 months following the termination of the Executive’s employment with the Company.

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Agreement Date.

FRONTIER COMMUNICATIONS PARENT, INC.

By:	_/s/ Alan Gardner
Name:ALAN GARDNER
Title:Chief People Officer

EXECUTIVE

By:	_/s/ Charlon McIntosh
Name:CHARLON MCINTOSH
Title:EVP, Chief Customer Operations Officer

[Signature Page to Employment Agreement]

EXHIBIT A

GENERAL RELEASE

I, Charlon McIntosh, in consideration of and subject to the performance by Frontier Communications Parent, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of August [__], 2021 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and its Subsidiaries and Affiliates and all of their respective present, former and future managers, directors, officers, stakeholders, employees, successors and assigns of the Company and its Subsidiaries and Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.My employment with the Company terminated as of [________], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or any other member of the Company Group (or reaffirm any such resignation that may have already occurred).  I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 4 of the Agreement, unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  I understand and agree that such payments and benefits are subject to Sections 5 and 6 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

2.Except as provided in paragraphs 4 and 5 below, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date on which I execute this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which I, my spouse, or any of my heirs, executors, administrators or assigns may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee

Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided,  however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (a) any right to the Accrued Benefits or any Severance Benefits to which I am entitled under the Agreement, (b) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, the Agreement, my indemnification agreement or otherwise, or (c) my rights as an equity or security holder in the Company or its Affiliates that exist pursuant to the terms of the applicable agreement(s) or applicable law.

6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.I agree that I will forfeit all Severance Benefits payable by the Company pursuant to the Agreement and any other amounts payable by the Company pursuant to the Agreement that are subject to the effectiveness of this General Release if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.  The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.  The foregoing shall to apply to the extent this General Release (or the form thereof) is required to be included in any public filing of the Company.

10.Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD) or any other self‑regulatory organization or governmental entity or otherwise limit the scope of any protections that may apply to me under any applicable whistleblower laws.

11.I hereby acknowledge that Sections 5 through 21 of the Agreement shall survive my execution of this General Release.

12.I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those that I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and that, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this

General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)I HAVE READ IT CAREFULLY;

(ii)I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)I HAVE HAD AT LEAST [21] / [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21] / [45]‑DAY PERIOD;

(vi)I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: ____________________________DATED: __________________________

EXHIBIT B

Form of Indemnification Agreement

This Indemnification Agreement (this “Agreement”) is entered into as of October 4, 2021, by and between Frontier Communications Parent, Inc., a Delaware corporation (the “Company”), and Charlon McIntosh (the “Indemnitee”).

RECITALS

WHEREAS, competent and experienced persons may be reluctant to serve or continue to serve as directors, managers and/or officers of legal entities or in other capacities unless they are provided with adequate protection through insurance and indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of any such entity;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that enhancing the ability of the Company and its direct and indirect subsidiaries to attract and retain qualified persons as directors, managers, and/or officers is in the best interests of the Company, and that the Company should act to assure such persons that there shall be adequate certainty of protection through insurance and indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the Company;

WHEREAS, as a supplement to and in furtherance of the Company’s Certificate of Incorporation (as may be amended, amended and restated, supplemented, or otherwise modified from time to time, the “Certificate of Incorporation”), the Company’s Bylaws (as may be amended, amended and restated, supplemented or otherwise modified form time to time, the “Bylaws”), the organizational documents of any direct or indirect subsidiary of the Company (such organizational documents, together with the Certificate of Incorporation and the Bylaws, the “Constituent Documents”) and the coverage of Indemnitee under the Company’s and/or its subsidiaries’ directors’ and officers’ liability or similar insurance policies from time to time, and to the extent applicable (“D&O Insurance Policies”), it is reasonable, prudent, desirable and necessary for the Company to contractually obligate itself to indemnify, and to pay in advance expenses and losses on behalf of, directors, managers and officers to the maximum extent permitted by applicable law, so that highly experienced and capable persons such as the Indemnitee will serve and continue to serve the Company free from undue concern for unpredictable, inappropriate, or unreasonable legal risks and personal liabilities by reason of the Indemnitee acting in good faith in the performance of the Indemnitee’s duty to the Company;

WHEREAS, this Agreement is not a substitute for, nor does it diminish or abrogate any rights of the Company under the Constituent Documents, the D&O Insurance Policies, or any resolutions or consents adopted related thereto (including any contractual rights of Indemnitee that may exist under any other agreement as those existing or created as a manner of law or otherwise, both as to actions in Indemnitee’s capacity as an Indemnitee, and as to actions in any other capacity); and

WHEREAS, the Company desires to have Indemnitee serve as a director, manager, and/or officer of the Company and/or one of its direct or indirect subsidiaries, as the case may be, and his or her willingness to serve or continue to serve in such capacity is predicated, in substantial part, upon the Company’s willingness to indemnify him or her to the fullest extent permitted by the laws of the state of Delaware and upon the undertakings set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the Indemnitee’s continued service as a director, manager and/or officer of the Company, the parties hereto agree as follows:

Definitions.   For purposes of this Agreement:

A “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, without limitation, that such a change in control shall be deemed to have occurred if: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 thereunder), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such acquisition; (B) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which, members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (C) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

“Disinterested Director” means a director of the Company who is not or was not a material party to the Proceeding in respect of which indemnification is sought by the Indemnitee.  Disinterested Directors considering or acting on any indemnification matter under this Agreement or under governing corporate law or otherwise may consider or take action as the Board or may consider or take action as a committee or individually or otherwise.

“Expenses” includes, without limitation, expenses incurred in connection with the defense or settlement of any action, suit, arbitration, alternative dispute resolution mechanism, inquiry, judicial, administrative, or legislative hearing, investigation, or any other threatened, pending, or completed proceeding, whether brought by or in the right of the Company or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative, or other nature, attorneys’ fees, witness fees and expenses, fees and expenses of accountants and other advisors, retainers and disbursements and advances thereon, the premium, security for, and other costs relating to any bond (including cost bonds, appraisal bonds, or their equivalents), and any expenses of establishing a right to indemnification or advancement under this Agreement, but shall not include the amount of judgments, fines, ERISA excise taxes, penalties, or any amounts paid in settlement by or on behalf of the Indemnitee.

“Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (i) the Company or the Indemnitee in any manner; or (ii) any other party to the Proceeding giving rise to a request for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

“Proceeding” means any action, suit, arbitration, alternative dispute resolution mechanism, inquiry, judicial, administrative, or legislative hearing, investigation, or any other threatened, pending, or completed proceeding, whether brought by or in the right of the Company or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative, or other nature, to which the Indemnitee was or is a party or is threatened to be made a party or is otherwise involved in by reason of the fact that the Indemnitee is or was a director, officer, employee, agent, or trustee of the Company or while a director, officer, employee, agent, or trustee of the Company is or was serving at the request of the Company as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by the Indemnitee in any such capacity, whether or not the Indemnitee is serving in such capacity at the time any expense, liability, or loss is incurred for which indemnification or advancement can be provided under this Agreement.

Service by the Indemnitee.   The Indemnitee shall serve and/or continue to serve as a director, manager, and/or officer of the Company faithfully and to the best of the Indemnitee’s ability so long as the Indemnitee is duly elected or appointed and until such time as the Indemnitee’s successor is elected and qualified or the Indemnitee is removed as permitted by applicable law or tenders a resignation in writing.  For purposes of Sections 2 through 21, “Company” shall include Frontier Communications Parent, Inc. and each of its direct and indirect subsidiaries (whether perpetually in existence, currently in existence, to come into existence, or subsequently dissolved and whether constituting such a subsidiary previously, as of the date hereof, or subsequently).

Indemnification and Advancement of Expenses.   The Company shall indemnify and hold harmless the Indemnitee, and shall pay to the Indemnitee in advance of the final disposition of any Proceeding all Expenses incurred by the Indemnitee in defending any such Proceeding, to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended, all on the terms and conditions set forth in this Agreement.  Without diminishing the scope of the rights provided by this Section, the rights of the Indemnitee to indemnification and advancement of Expenses provided hereunder shall include but shall not be limited to those rights hereinafter set forth, except that no indemnification or advancement of Expenses shall be paid to the Indemnitee:

to the extent expressly prohibited by applicable law or the Constituent Documents;

for and to the extent that payment is actually made to the Indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, provision of the Constituent Documents, or agreement of the Company or any other company or other enterprise (and the Indemnitee shall reimburse the Company for any amounts paid by the Company and subsequently so recovered by the Indemnitee);

in connection with an action, suit, or proceeding, or part thereof initiated voluntarily by the Indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) the Indemnitee; or (ii) the Company in an action, suit, or proceeding initiated by the Indemnitee), except a judicial proceeding or arbitration pursuant to Section 11 to enforce rights under this Agreement, unless the action, suit, or proceeding, or part thereof, was authorized or ratified by the Board or the Board determines that indemnification or advancement of Expenses is appropriate; or

for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act, or any similar successor statute.

Action or Proceedings Other than an Action by or in the Right of the Company.   Except as limited by Section 3 above, the Indemnitee shall be entitled to the indemnification rights provided in this Section if the Indemnitee was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any Proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was a director, officer, employee, agent, or trustee of the Company or while a director, officer, employee, agent, or trustee of the Company is or was serving at the request of the Company as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by the Indemnitee in any such capacity.  Pursuant to this Section, the Indemnitee shall be indemnified against all expense, liability, and loss (including judgments, fines, ERISA excise taxes, penalties, amounts paid in settlement by or on behalf of the Indemnitee, and Expenses) actually and reasonably incurred by the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnity in Proceedings by or in the Right of the Company.   Except as limited by Section 3 above, the Indemnitee shall be entitled to the indemnification rights provided in this Section if the Indemnitee was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any Proceeding brought by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director, officer, employee, agent, or trustee of the Company or while a director, officer, employee, agent, or trustee of the Company is or was serving at the request of the Company as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by the Indemnitee in any such capacity.  Pursuant to this Section, the Indemnitee shall be indemnified against all expense, liability, and loss (including judgments, fines, ERISA excise taxes, penalties, amounts paid in settlement by or on behalf of the Indemnitee, and Expenses) actually and reasonably incurred by the Indemnitee in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no such indemnification shall be made in respect of any claim, issue, or matter as to which the DGCL expressly prohibits such indemnification by reason of any adjudication of liability of the Indemnitee to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is entitled to indemnification for such expense, liability, and loss as such court shall deem proper.

Indemnification for Costs, Charges, and Expenses of Successful Party.   Notwithstanding any limitations of Sections 3(c),  4, and 5 above, to the extent that the Indemnitee has been successful, on the merits or otherwise, in whole or in part, in defense of any Proceeding, or in defense of any claim, issue, or matter therein, including, without limitation, the dismissal of any action without prejudice, or if it is ultimately determined, by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal, that the Indemnitee is otherwise entitled to be indemnified against Expenses, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee in connection therewith.

Contribution in the Event of Joint Liability and Partial Indemnification.

In respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any expense, liability, or loss (including judgments, fines, ERISA excise taxes, penalties, amounts paid in settlement by or on behalf of the Indemnitee, and Expenses) of such Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

Without diminishing or impairing the obligations of the Company set forth in the preceding Section 7(a), if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any expense, liability or loss (including judgments, fines, ERISA excise taxes, penalties, amounts paid in settlement by or on behalf of the Indemnitee, and Expenses) incurred in connection with any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay to Indemnitee the entire amount of any such expenses, liabilities, or losses in connection with such Proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee.  Indemnitee shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against the Company.

To the fullest extent permitted by law, the Company will fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by other officers, directors or employees of the Company who may be jointly liable with Indemnitee of any expense, liability or loss (including judgments, fines, ERISA excise taxes, penalties, amounts paid in settlement by or on behalf of the Indemnitee, and Expenses) arising from a proceeding.

If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expense, liability, and loss (including judgments, fines, ERISA excise taxes, penalties, amounts paid in settlement by or on behalf of the

Indemnitee, and Expenses) actually and reasonably incurred in connection with any Proceeding, or in connection with any judicial proceeding or arbitration pursuant to Section 11 to enforce rights under this Agreement, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such expense, liability, and loss actually and reasonably incurred to which the Indemnitee is entitled.

Indemnification for Expenses of a Witness.   Notwithstanding any other provision of this Agreement, to the maximum extent permitted by the DGCL, the Indemnitee shall be entitled to indemnification against all Expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf if the Indemnitee appears as a witness or otherwise incurs legal expenses as a result of or related to the Indemnitee’s service as a director or officer of the Company, in any threatened, pending, or completed action, suit, arbitration, alternative dispute resolution mechanism, inquiry, judicial, administrative, or legislative hearing, investigation, or any other threatened, pending, or completed proceeding, whether of a civil, criminal, administrative, legislative, investigative, or other nature, to which the Indemnitee neither is, nor is threatened to be made, a party.

Determination of Entitlement to Indemnification.   To receive indemnification under this Agreement, the Indemnitee shall submit a written request to the Chief Executive Officer or the Secretary of the Company.  Such request shall include such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”).  The Secretary of the Company shall promptly advise the Board in writing that the Indemnitee has requested indemnification.  The determination of the Indemnitee’s entitlement to indemnification shall be made by the following person or persons who shall be empowered to make such determination: (a) a majority of the Disinterested Directors (including by the Disinterested Director, if there is only one); (b) a majority of a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors; (c) Independent Counsel, if a majority of the Disinterested Directors so directs or there are no Disinterested Directors, in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; (d) the stockholders of the Company (but only if a majority of the Disinterested Directors determines that the issue of entitlement to indemnification should be submitted to the stockholders for their determination); (e) in the event that a Change in Control has occurred and the Indemnitee so requests (in which case the Disinterested Directors shall be deemed to have so directed), by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; or (f) as provided in Section 10.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided,  however, that if a Change in Control has occurred or there are no Disinterested Directors, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board does not reasonably object.  Upon failure of the Disinterested Directors (or the Indemnitee, in the event a Change in Control has occurred or there are no Disinterested Directors) to select such Independent Counsel or upon objection by the Indemnitee or Board to the selection of Independent Counsel, such Independent Counsel shall be selected upon application to a court of competent jurisdiction.  The determination of the Indemnitee’s entitlement to indemnification shall be made not later than sixty (60) calendar days after receipt by the Company of the written request therefor together with the Supporting

Documentation, and unless a contrary determination is made, such indemnification shall be paid in full not later than five (5) calendar days after such determination has been made, or is deemed to have been made pursuant to Section 10.  If the person making such determination shall determine that the Indemnitee is entitled to indemnification as to part (but not all) of the application for indemnification, such person shall reasonably prorate such partial indemnification among the claims, issues, or matters at issue at the time of the determination.

Presumptions and Effect of Certain Proceedings.

(a)       Except as otherwise expressly provided in this Agreement, the Indemnitee shall be presumed to be entitled to indemnification upon submission of a request for indemnification together with the Supporting Documentation, and thereafter in any determination or review of any determination, and in any suit, arbitration or adjudication, the Company shall have the burden of proof to overcome that presumption, including the burden of proof that the Indemnitee has not met the standard of conduct described above and also the burden of proof on any of the issues which may be material to a determination that the Indemnitee is not entitled to indemnification.  In any event, if the person or persons empowered under Section 9 to determine entitlement to indemnification either shall not have been appointed or shall not have made a determination within sixty (60) calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, in either case the Indemnitee shall be deemed to be entitled to indemnification, unless (i) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (ii) such indemnification is prohibited by law, in either case as ultimately determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal, or, at the Indemnitee’s sole option, arbitration as provided in Section 11.

(b)       The termination of any Proceeding, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create any presumption with respect to any standard of conduct or belief or any other matter which might form a basis for a determination that the Indemnitee is not entitled to indemnification.

(c)       With regard to the right to indemnification for Expenses: (i) if and to the extent that the Indemnitee has been successful on the merits or otherwise, in whole or in part, in defense of any Proceeding; (ii) if a Proceeding was terminated without a determination of liability on the part of the Indemnitee with respect to any claim, issue, or matter therein or without any payments in settlement or compromise being made by the Indemnitee with respect to a claim, issue, or matter therein; or (iii) if and to the extent that the Indemnitee was not a party to the Proceeding, the Indemnitee shall be deemed to be entitled to indemnification, which entitlement shall not be defeated or diminished by any determination which may be made pursuant to Section 9.

(d)       The Indemnitee shall be presumptively entitled to indemnification in all respects for any act, omission, or conduct taken or occurring which (whether by condition or otherwise) is required, authorized, or approved by any order issued or other action by any commission or governmental body pursuant to any federal statute or state statute regulating the Company or any of its subsidiaries by reason of its status as a public utility or public utility holding company or by reason of its activities as such.  To the extent permitted by law, the presumption shall be conclusive on all parties with respect to acts, omissions, or conduct of the Indemnitee if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its subsidiaries.  No presumption adverse to the Indemnitee shall be drawn with respect to any act, omission, or conduct of the Indemnitee if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its subsidiaries taken or occurring in the absence of, or inconsistent with, any order issued or action by any commission or governmental body.

Remedies of the Indemnitee in Cases of Determination Not to Indemnify or to Advance Expenses; Right to Bring Suit.

(a)       In the event that a determination is made pursuant to Section 9 that the Indemnitee is not entitled to indemnification hereunder, or if payment is not timely made following a determination of entitlement to indemnification pursuant to Sections 9 or 10, or if an advancement of Expenses is not timely made pursuant to Section 16, the Indemnitee may at any time thereafter seek an adjudication of his or her entitlement to payment either, at the Indemnitee’s sole option, in: (i) an appropriate court of the State of Delaware or any other court of competent jurisdiction; or (ii) to the extent consistent with law, arbitration to be conducted by three arbitrators (or, if the dispute involves less than $100,000, by a single arbitrator) pursuant to the rules of the American Arbitration Association.  Any such suit or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination.  The Company shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)       In any suit or arbitration brought by the Indemnitee to enforce a right to indemnification or to an advancement of Expenses hereunder, or in any suit brought by the Company to recover an advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 11 or otherwise shall be on the Company.  Neither the failure of the Company (including the Disinterested Directors, a committee of Disinterested Directors, Independent Counsel, or its stockholders) to have made a determination prior to the commencement of a suit or arbitration regarding whether indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the standard of conduct described above, nor an actual determination by the Company (including the Disinterested Directors, a committee of Disinterested Directors, Independent Counsel, or its stockholders) that the Indemnitee has not met the standard of conduct described above shall create a presumption that the Indemnitee has not met the standard of conduct.  Neither a failure to make such a determination of entitlement nor an adverse determination of entitlement to indemnification shall be a defense of the Company in a suit or arbitration brought by the Indemnitee or a suit by or on behalf of the Company relating to indemnification or create any presumption that the indemnitee has not met the standard of conduct described above or is otherwise not entitled to indemnification.  In any suit brought by the Company to recover an advancement of Expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such Expenses upon a final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the Indemnitee has not met the standard of conduct described above.

(c)       If a determination shall have been made or deemed to have been made, pursuant to Sections 9 or 10, that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five (5) calendar days after such determination has been made or deemed to have been made, as required by Section 9, and shall be conclusively bound by such determination, unless: (i) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (ii) such indemnification is prohibited by law, in either case as ultimately determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal, or, at the Indemnitee’s sole option, arbitration as provided in Section 11.   Notwithstanding the foregoing, the Company may bring suit, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive Indemnification hereunder due to the occurrence of a circumstance described in clause (i) above or a prohibition of law (both of which are herein referred to as a “Disqualifying Circumstance”).  In either instance, if the Indemnitee shall elect, at his or her sole option, that such dispute shall be determined by arbitration (as provided in this Section 11), the Indemnitee and the Company shall submit the controversy to arbitration.  In any such suit or arbitration, whether brought by the Indemnitee or the Company, the Indemnitee shall be entitled to indemnification unless the Company can satisfy the burden of proof that indemnification is prohibited by reason of a Disqualifying Circumstance.

(d)       the Company shall be precluded from asserting in any suit or arbitration commenced pursuant to Section 11 that the procedures and presumptions or any other provisions of this Agreement are not valid, binding, and enforceable and shall stipulate in any such court or before any such arbitrator or arbitrators that the Company is bound by all the provisions of this Agreement.

Non-Exclusivity of Rights.   The rights to indemnification and to the advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other right that the Indemnitee may now or hereafter acquire under any applicable law, agreement, vote of stockholders or Disinterested Directors, the Constituent Documents, any D&O Insurance Policy, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof limits or restricts any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal.  To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Constituent Documents, the D&O Insurance Policies and this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.  To the extent that a change in the DGCL, whether by statute or judicial decision, narrows the indemnification than would be afforded currently under the Constituent Documents and this Agreement, it is the intent of the parties hereto that such change, to the extent not otherwise prohibited by such law, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The Indemnitee is free to proceed under any of the rights available to him or her.

Expenses to Enforce Agreement.   In the event that the Indemnitee seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, or is otherwise involved in any adjudication or arbitration with respect to his or her rights under this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any Expenses actually and reasonably incurred by the Indemnitee in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings) if the Indemnitee prevails in such judicial adjudication or arbitration, to the fullest extent permitted by law.  If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.  In any suit brought by the Company to recover an advancement of Expenses pursuant to the terms of an undertaking, the Company shall pay all Expenses actually and reasonably incurred by the Indemnitee in connection with such suit to the extent the Indemnitee has been successful, on the merits or otherwise, in defense of such suit, to the fullest extent permitted by law.

Continuation of Indemnity.   All agreements and obligations of the Company contained herein shall continue during the period the Indemnitee is a director, officer, employee, agent, or trustee of the Company or while a director, officer, employee, agent, or trustee is serving at the request of the Company as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, and shall continue thereafter with respect to any possible claims based on the fact that the Indemnitee was a director, officer, employee, agent, or trustee of the Company or was serving at the request of the Company as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan.  This Agreement shall be binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of the Indemnitee’s heirs, executors, and administrators.

Notification; Selection of Counsel.  Promptly after receipt by the Indemnitee of notice of any Proceeding, the Indemnitee shall, if a request for indemnification or an advancement of Expenses in respect thereof is to be made against the Company under this Agreement, notify the Company in writing of the commencement thereof; but the omission to so notify the Company shall not relieve it from any liability or obligation that it may have to the Indemnitee.

Except as otherwise provided in Section 15(b), the Company may, if appropriate, assume the defense of a Proceeding, with legal counsel approved by the Indemnitee, which approval shall not be unreasonably withheld.  With respect to a Proceeding, the Company may satisfy its obligations under this Agreement by paying for single counsel for a group of indemnitees, and legal counsel may represent both the Indemnitee and the Company (and/or any other indemnitees entitled to receive advancement of Expenses or indemnification from the Company with respect to such matter), in each case unless: (i) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee or any other such indemnitees; or (ii) under the applicable standards of professional conduct then prevailing, such legal counsel would have a conflict of interest.  Any counsel retained in accordance with the preceding sentence shall be approved by the Indemnitee (and any other such indemnitees), by majority vote of indemnitees who are directors, president, or executive vice presidents of the Company, which approval shall not be unreasonably withheld.  If the D&O Insurance Policies, or other insurance policies, have a panel counsel requirement that may cover the matter for which advancement of Expenses or indemnification is sought, then such counsel shall be selected from among the panel counsel or other counsel approved by the insurers, unless the Company waives such requirement in writing.

In any Proceeding brought by or in the right of the Company to procure a judgment in its favor, the Indemnitee (and/or any other indemnitees entitled to receive advancement of Expenses or indemnification from the Company with respect to such matter) shall be entitled to select single counsel of their choice to represent such group of indemnitees, and such counsel shall represent the group of indemnitees unless: (i) the Indemnitee or another indemnitee shall have reasonably concluded that there may be a conflict of interest between the Indemnitee or any other such indemnitees; or (ii) under the applicable standards of professional conduct then prevailing, such legal counsel would have a conflict of interest.  Counsel for the group of indemnitees shall be selected and approved by majority vote of the indemnitees who are directors, president, or executive vice presidents of the Company, which approval shall not be unreasonably withheld.  If the D&O Insurance Policies, or other insurance policies, have a panel counsel requirement that may cover the matter for which advancement of Expenses or indemnification is sought, then such counsel shall be selected from among the panel counsel or other counsel approved by the insurers, unless the Company waives such requirement in writing.  The Company shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Company to procure a judgment in its favor.

Notwithstanding any other provision of this Agreement, the Indemnitee shall have the right to employ the Indemnitee’s own counsel in any Proceeding, but, except as set forth in Sections 15(a) or 15(b) hereof, the fees and expenses of such counsel shall be at the expense of the Indemnitee unless: (i) there is a conflict of interest as described above; or (ii) the employment of counsel by the Indemnitee has been authorized by the Company.

Notwithstanding any other provision of this Agreement, the Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s written consent.  The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on or disclosure obligation with respect to the Indemnitee without the Indemnitee’s written consent, or that would directly or indirectly constitute or impose any admission or acknowledgment of fault or culpability with respect to the Indemnitee without the Indemnitee’s written consent.  Neither the Company nor the Indemnitee shall unreasonably withhold its consent to any proposed settlement.

Advancement of Expenses.   All Expenses incurred by the Indemnitee in defending any Proceeding described in Sections 4 or 5 shall be paid by the Company in advance of the final disposition of such Proceeding at the request of the Indemnitee.  To receive an advancement of Expenses under this Agreement, the Indemnitee shall submit a written request to the Chief Executive Officer or the Secretary of the Company.  Such request shall reasonably evidence the Expenses incurred or about to be incurred by the Indemnitee and, if required by law at the time of such advancement, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it shall ultimately be determined, by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal, that the Indemnitee is not entitled to be indemnified for such Expenses by the Company as provided by this Agreement or otherwise.  The Indemnitee’s undertaking to repay any such amounts is not required to be secured.  Each such advancement of Expenses shall be made within twenty (20) calendar days after receipt by the Company of such written request.  The Indemnitee’s entitlement to Expenses under this Agreement shall include those incurred in connection with any action, suit, or proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to Section 11 of this Agreement (including the enforcement of this provision) to the extent the court or arbitrator shall determine that the Indemnitee is entitled to an advancement of Expenses hereunder.

Severability.   If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that are not by themselves invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent of the parties that the Company provide protection to the Indemnitee to the fullest enforceable extent.

Notices.  Notices authorized or required by this Agreement may be delivered by hand or reputable third-party overnight courier service and must also be delivered by email.  Notices to the Company shall be delivered to: Frontier Communications Parent, Inc., 401 Merritt 7, Norwalk, Connecticut 06851, Attn: Corporate Secretary.  Notices to the Indemnitee shall be delivered to: Charlon McIntosh at the most recent address provided in the Company’s records.  Any such notice will be deemed to have been given on the day of actual delivery thereof.

Headings; References; Drafting.   The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.  References herein to section numbers are to sections of this Agreement.  All pronouns and any variations thereof shall be deemed to refer to the singular or plural as appropriate.  This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof.  For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope and “including” shall be construed as “including without limitation.”

Duration of Agreement.  This Agreement will continue until and terminate upon the latest of: (a) the expiration of the applicable statute of limitations pertaining to any claim that could be asserted against an Indemnitee with respect to which Indemnitee may be entitled to indemnification or advancement of expenses hereunder; (b) ten (10) years after the date that Indemnitee has ceased to serve as a director, officer, employee, agent, or trustee of the Company or of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, which the Indemnitee served at the request of the Company; or (c) one (1) year after the final termination or resolution of all pending proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to this Agreement relating thereto, including any and all appeals.

Other Provisions.

This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of conflicts of laws principles of the State of Delaware.

Notwithstanding any other provision of this Agreement, in the event that the Indemnitee elects, as an alternative to the procedures specified in this Agreement, to follow one of the procedures authorized by applicable corporate law or statute to enforce his or her rights under this Agreement and notifies the Company of his or her election, the Company agrees to follow the procedure so elected by the Indemnitee.  If in accordance with the preceding sentence, the procedure therefor contemplated herein or the procedure elected by the Indemnitee in any specific circumstances (or such election by the Indemnitee) shall be invalid or ineffective in bringing about a valid and binding determination of the entitlement of the Indemnitee to indemnification or advancement of Expenses under this Agreement, the most nearly comparable procedure authorized by applicable corporate law or statute shall be followed by the Company and the Indemnitee.

the Company may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit, surety bonds and/or other similar arrangements) to ensure the payment of such amounts as may be necessary to effect indemnification or advancement of Expenses pursuant to this Agreement.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

This Agreement shall not be deemed an employment contract between the Company and any Indemnitee who is an officer of the Company, and, if the Indemnitee is an officer of the Company, the Indemnitee specifically acknowledges that the Indemnitee may be discharged at any time for any reason, with or without cause, and with or without severance compensation, except as may be otherwise provided in a separate written contract between the Indemnitee and the Company.

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, and no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, shall preclude any other or further exercise thereof or the exercise of any other right or power.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Indemnitee have caused this Agreement to be executed as of the date first written above.

FRONTIER COMMUNICATIONS PARENT, INC.

By
:	Name: Alan Gardner
Title: EVP, Chief People Officer

SIGNATURE PAGE TO INDEMNIFICATION AGREEMENT

INDEMNITEE

By:
Name: Charlon McIntosh
Title: EVP, Chief Customer Operations Officer